                                                                     Exhibit 4.6

                             DATED 17 DECEMBER 2001

                        --------------------------------

                                BELDEN UK LIMITED

                                       AND

                           YORKSHIRE BUILDING SOCIETY

                        --------------------------------

                              TRUST DEED AND RULES

                                       OF

                                  THE BELDEN UK
                          EMPLOYEE SHARE OWNERSHIP PLAN

                        --------------------------------

                                    CONTENTS


                                                                                                     Page

                                                                                                   -------
THE TRUST DEED
 1            Definitions and interpretation                                                           1
 2            Trusts of the Plan                                                                       1
 3            Notices to Participants                                                                  2
 4            Investment                                                                               2
 5            Borrowing                                                                                3
 6            Receipt of money or money's worth with respect to Plan Shares                            3
 7            Application of the Plan to group companies                                               3
 8            Voting rights and directions                                                             4
 9            Trustee's powers of delegation                                                           4
10            Administration                                                                           5
11            Protection of the Trustee                                                                6
12            Appointment, removal and retirement of the Trustee                                       8
13            Residence of the Trust                                                                   9
14            Amendments to the Plan                                                                   9
15            Termination of the Plan                                                                 10
16            Governing law                                                                           10
17            Construction of this Deed                                                               10


                                    SCHEDULE

RULES OF THE BELDEN UK

EMPLOYEE SHARE OWNERSHIP PLAN


PART ONE

DEFINITIONS AND INTERPRETATION                                                                       11

PART TWO

PROVISIONS AFFECTING PLAN SHARES                                                                     16

 1              Operation of the Plan/participation on the same terms                                16
 2              Ineligibility due to participation in other share plans                              16
 3              Ineligibility due to Material Interest in close company                              16
 4              Acquisition of Shares for the Plan                                                   16
 5              Rights attaching to Plan Shares                                                      16
 6              Rights issues                                                                        17
 7              Capitalisation issues                                                                18
 8              Company Reconstruction                                                               18
 9              Fractional entitlements                                                              19
10              Transfer of Plan Shares                                                              19
11              Stamp duty                                                                           20
12              Notices                                                                              20
13              Disputes                                                                             20
14              Terms of employment                                                                  20



PART THREE

PARTNERSHIP SHARES                                                                                   21

1               Invitations                                                                          21
2               Partnership Share Money                                                              22
3               No Accumulation Period                                                               22
4               Accumulation Period                                                                  23
5               Stopping and restarting deductions                                                   24
6               Withdrawal of Partnership Shares                                                     25
7               Number of Partnership Shares that can be acquired                                    25


THIS DEED is made the 17th day of December 2001

BETWEEN:

(1) BELDEN UK LIMITED whose registered office is at 100 New Bridge Street, London EC4V 6JA, United Kingdom (the "COMPANY"); and

(2) YORKSHIRE BUILDING SOCIETY Whose registered office is at Yorkshire House, Yorkshire Drive, Bradford, BD5 8LJ, United Kingdom (the "TRUSTEE").

WHEREAS:

(A) The Company wishes to establish an Employee Share Ownership Plan to be known as the Belden UK Employee Share Ownership Plan, approved in accordance with the provisions of Schedule 8 to the Finance Act 2000 and constituting an Employees' Share Scheme.

(B) The Plan was approved and established by a resolution of the Board passed on 5 December 2001.

(C)    The Trustee has agreed to be the original trustee of the Plan.

NOW THIS DEED WITNESSES as follows:

1      DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS: The words and expressions used in this Deed which have capital letters have the meanings set out in Part One of the Schedule.

1.2 DEED: This Deed includes a Schedule ("the Schedule") that consists of three parts: Part One: Definitions and Interpretation; Part Two:
       Provisions Affecting Plan Shares; and Part Three: Partnership Shares.

1.3 INTERPRETATION: The provisions of Part One of the Schedule shall apply equally to this Deed.

2      TRUSTS OF THE PLAN

2.1 PAYMENTS BY PARTICIPATING COMPANIES: The Participating Companies will pay to the Trustee the amounts necessary to enable the Trustee to acquire, in accordance with the Plan, Shares for Qualifying Employees, together with any other amounts required to cover any liabilities incurred by the Trustee under the Plan in respect of their own employees.

2.2 APPLICATION OF PAYMENTS: Unless otherwise stated, the Trustee will apply all monies received by it in accordance with the Plan and hold any Shares acquired and all other trust property deriving from them on the trusts declared in this Deed. In the case of any monies received for the acquisition of Partnership Shares, the Trustee will acquire these Shares in accordance with the Plan.

2.3 NO SHARES TO BE ACQUIRED UNDER A QUALIFYING TRANSFER: No shares may be acquired by the Trustee on behalf of Qualifying Employees as Partnership Shares by a transfer from an employee share ownership trust which is a qualifying transfer within section 69(3AA) of the Finance Act 1989.

2.4 GENERAL DUTY OF THE TRUSTEE IN RELATION TO PARTICIPANTS' PLAN SHARES: The Trustee shall not dispose of a Participant's Plan Shares or deal with any rights, conferred in respect of any such Shares, to be allotted Shares, securities or rights of any description other than pursuant to a direction given by or on behalf of the Participant.

3      NOTICES TO PARTICIPANTS

3.1 NOTICE OF ACQUISITION OF PARTNERSHIP SHARES: As soon as practicable after the Trustee has acquired any Partnership Shares on behalf of a Qualifying Employee, the Trustee shall notify the Qualifying Employee of the number and description of the Shares acquired, the amount of Partnership Share Money applied in acquiring them and their Market Value on the Acquisition Date.

3.2 NOTICE OF PARTICIPANT'S TAX LIABILITY: Where a Participant becomes liable to income tax under the Taxes Act due to his participation in the Plan, the Trustee shall inform the Participant of any facts relevant to determining that liability.

3.3 NOTICE OF ANY FOREIGN TAX DEDUCTED BEFORE DIVIDEND PAID: Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustee shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

4      INVESTMENT

4.1 TRUSTEE'S POWER OF INVESTMENT: The Trustee may invest any monies from time to time held by it and not immediately required as if it were the absolute beneficial owner of those monies and without regard to any requirement as to diversification.

4.2 NO DUTY TO INVEST: The Trustee shall be under no duty to invest property held on trust under this Deed.

5      BORROWING

       The Trustee shall have power to borrow money both to acquire Shares for the purposes of the Plan and to pay any other expenses properly incurred by the Trustee in administering the Plan.

6      RECEIPT OF MONEY OR MONEY'S WORTH WITH RESPECT TO PLAN SHARES

6.1 OBLIGATION TO PAY OVER: Subject to Clause 6.2, the Trustee shall, as soon as practicable following its receipt of any money or money's worth in respect of or by reference to any Plan Shares, arrange for that money or money's worth to be paid to Participants in accordance with their respective entitlements.

6.2    EXCEPTIONS FROM OBLIGATION: Clause 6.1 shall:

       (a)    not apply to money's worth consisting of New Shares; and

       (b)    be subject to Clause 10.

7      APPLICATION OF THE PLAN TO GROUP COMPANIES

7.1    EXTENSION OF THE PLAN TO CONTROLLED COMPANIES AND/OR JOINTLY OWNED
       COMPANIES: The Plan may, with the consent of the Board, be extended to any Controlled Company or Jointly Owned Company by the execution of a deed of adherence whereby that company agrees to be bound by this Deed and the Plan.

7.2 DISAPPLICATION OF THE PLAN TO PARTICIPATING COMPANIES: The Plan shall cease to apply to any company, other than the Company, at any time when:

       (a) that company becomes no longer either a Controlled Company or a Jointly Owned Company; or

       (b) a notice is served by the Board upon the Trustee that the Plan shall not apply to that company provided that the rights of Participants employed by that company to Plan Shares acquired on their behalf while that company was a Participating Company shall not be affected and provided that (in the situation referred to at (b) above) the requirement of paragraph 10(2) of Schedule 8 continues to be satisfied.

7.3 INFORMATION FROM PARTICIPATING COMPANIES: A Participating Company (or a former Participating Company, if appropriate) shall provide the Trustee with all information required from it for the operation of the Plan in such form as the Trustee shall reasonably require.

8      VOTING RIGHTS AND DIRECTIONS

       EXERCISE OF VOTING RIGHTS: While Plan Shares are registered in the name of the Trustee, the Trustee shall, in respect of any matter upon which, at a general meeting of Belden Inc or at a meeting of the holders of any class of shares of Belden Inc, it is entitled to exercise any voting rights attaching to those Plan Shares and invite the Participants on whose behalf those Plan Shares are held to direct it as to such exercise. The Trustee shall vote only in accordance with the directions of Participants who have given directions and shall not vote in respect of Plan Shares where no directions have been received.

9      TRUSTEE'S POWERS OF DELEGATION

9.1 TRUSTEE'S POWER TO EMPLOY AGENTS: The Trustee may, in the performance of its duties under the Plan, employ and pay any appropriate person, appoint any person as its agent to transact all or any business, and act on the advice or opinion of any professional or business person, and shall not be responsible for anything done or omitted or suffered in good faith in reliance on such advice or opinion.

9.2 DELEGATION OF THE TRUSTEE'S POWERS: The Trustee may, to the extent permitted by law, delegate any of its powers and duties under the Plan to any person, but no delegation made under this Clause shall divest the Trustee of its responsibilities under Schedule 8.

9.3 NOMINEE SHAREHOLDER: The Trustee may allow any Shares to be registered in the name of an appointed nominee, provided that such Shares are registered in a designated account.

9.4 REVOCATION OF DELEGATION: The Trustee may at any time, and shall if directed to by the Board, revoke any delegation or arrangement made under this Clause and/or require any trust property held by another person to be returned to the Trustee.

9.5 EXECUTION OF DOCUMENTS: The Trustee may execute and may authorise any of its directors, officers or employees to execute on its behalf any documents in such manner as may be appropriate.

10     ADMINISTRATION

10.1 MEETINGS AND REGULATIONS: Subject to the terms of this Deed, the Trustee may convene meetings and make such regulations as it considers appropriate for the administration of the Plan.

10.2 DUTY TO KEEP ACCOUNTS AND RECORDS: The Trustee shall maintain the accounts and records necessary for it to fulfil its own PAYE and other obligations under the Plan and the PAYE obligations of any Employer Company under the Plan.

10.3 TRUSTEE'S POWER TO DISPOSE OF SHARES TO MEET ITS PAYE OBLIGATIONS: The Trustee shall, where a PAYE obligation is imposed on it under Schedule 8 as a result of a Participant's Plan Shares ceasing to be subject to the Plan (including due to the operation of this Clause), have the power to meet that PAYE obligation by:

       (a) disposing of any of the Participant's Plan Shares and retaining the proceeds; or

       (b) requiring the Participant to pay to it a sum equal to the amount required to discharge the PAYE obligation.

       The Trustee may dispose of a Participant's Plan Shares under Clause 10.3(a) by itself acquiring some or all of those Shares for the purposes of the Plan.

10.4 TRUSTEE TO PAY EMPLOYER COMPANY: If as a result of a Participant's Plan Shares ceasing to be subject to the Plan a Participant is chargeable to income tax under Part X of Schedule 8 and an obligation to make a PAYE Deduction arises in respect of that charge the Trustee shall, subject to Clauses 10.6 and 10.7, pay to the Employer Company a sum sufficient to enable it to discharge that obligation.

10.5 PAYMENT TO EMPLOYER COMPANY OF CAPITAL RECEIPTS: If the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of which a Participant is chargeable to income tax in accordance with Part X of Schedule 8, the Trustee shall pay to the Employer Company out of that sum of money an amount equal to that on which income tax is payable.

10.6 PAYMENT BY PARTICIPANT TO EMPLOYER COMPANY: Clause 10.4 shall not apply if the relevant Participant pays to his Employer Company a sum that is sufficient to enable it to discharge the obligation.

10.7 NO EMPLOYER COMPANY: In any case under Clause 10.4 or Clause 10.5, as appropriate, where:

       (a)    there is no Employer Company; or

       (b) the Inland Revenue have directed under paragraph 95(7) or 96(3), as appropriate, of Schedule 8 that it is impracticable for the Employer Company concerned to make a PAYE Deduction,

       Clause 10.4 or Clause 10.5, as appropriate, shall not apply and the Trustee shall make a PAYE Deduction in respect of an amount equal to that on which income tax is payable, as if the Participant were a former employee of the Trustee.

10.8 GENERAL POWERS: Without prejudice to the earlier provisions of this Clause, the Trustee shall have power to do all things necessary or appropriate for the proper operation and administration of the Plan in accordance with this Deed and the Schedule.

11     PROTECTION OF THE TRUSTEE

11.1 LIABILITY FOR MONETARY OBLIGATIONS: The Trustee shall not be liable to satisfy any monetary obligations under the Plan (including, without limitation, any monetary obligations to Eligible Employees) beyond the sums of money from time to time under its control as Trustee of the Plan and properly applicable for that purpose.

11.2 TRUSTEE'S INDEMNITY: The Participating Companies will pay to or reimburse the Trustee all expenses properly incurred by it in connection with the Plan and agree to keep the Trustee (and any officer or employee of a body corporate or a trust corporation acting as a trustee) fully indemnified jointly and severally against any claims, proceedings, losses or liability arising out of or in connection with the trust or the proper administration and operation of the Plan. However, the Trustee shall not be indemnified or exonerated in respect of any fraud, negligence or wilful default on its part or its agents' or any of their officers' or employees' parts. This indemnity shall similarly apply after the removal or retirement of the Trustee. The Trustee shall have the benefit of any indemnities conferred upon trustees by law.

11.3 ACCOUNTING FOR BENEFITS RECEIVED BY THE TRUSTEE: Neither the Trustee nor any of its officers or employees shall be liable to account to Participants for any benefit received under the Plan. Neither the Trustee nor any officer or employee of the Trustee shall be liable to account to other Participants for any profit derived by him as a Participant.

11.4 NO OBLIGATION TO BECOME INVOLVED IN MANAGEMENT: The Trustee shall be under no obligation to:

       (a) become a director or other officer, or interfere in the management or affairs, of any company, any of the shares or stocks of which are, for the time being, comprised in the Plan or of any company associated with such company, notwithstanding that the Trustee may have (directly or indirectly) a substantial holding in or control of any such company; or

       (b) seek information about the affairs of any such company but may leave the conduct of the affairs of any such company to its directors, officers or other persons managing the company (so long as the Trustee has no actual notice of any act of dishonesty on the part of such persons in connection with the management of the company).

11.5 TRUSTEE'S REMUNERATION: Any person acting as a trustee in the course of any profession or business carried on by him may charge and be paid such reasonable charges for so acting as shall from time to time be agreed between him and the Company.

11.6 PERMITTED DEALINGS OF THE TRUSTEE: The Trustee (and any director or officer of a body corporate or a trust corporation acting as a trustee) shall not, on its own account:

       (a) be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of Belden Inc, the Company, any Controlled Company or Jointly Owned Company or any other company in the shares of which Belden Inc, the Company, any Controlled Company or any Jointly Owned Company may be interested;

       (b) be precluded from entering into any contract or other transaction with Belden Inc, the Company, any Controlled Company or Jointly Owned Company or any other company, or from being interested in any such contract or transaction; or

       (c) be in any way liable to account to Belden Inc, the Company or any Controlled Company or Jointly Owned Company or any Participant for any amount obtained by it from such acquisition, holding, dealing, contract or transaction, whether or not in connection with its duties under this Deed.

11.7 RELIANCE ON INFORMATION PROVIDED: The Trustee shall be entitled, in the absence of manifest error, to rely without further enquiry on:

       (a) information supplied to it by any Participating Company for the purposes of the Plan; and

       (b) any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company or by any Participant.

11.8 EXCLUSION OF LIABILITY: The Trustee shall not be liable or responsible for any loss, liability or increased liability of a Participant arising out of the failure of the Participant to give a direction to the Trustee or to give a direction within a particular time or, if the Participant has directed the Trustee to use its discretion, arising out of the bona fide exercise by the Trustee of that discretion.

11.9 INSURANCE: The Trustee may insure against any loss caused by it or by any of its employees, officers, agents or delegates under the Plan. It may also insure itself and any of these persons against liability for breach of trust not involving wilful wrongdoing or fraud of the Trustee or the person concerned. Except in the case of a paid trustee, the insurance premiums may be paid from the Plan assets.

11.10 DISCRETIONS: The discretions conferred upon the Trustee by this Deed or by law shall be absolute and unfettered discretions and the Trustee shall not be obliged to give any person beneficially interested hereunder any reason or justification for any exercise or non-exercise of any such discretion.

12     APPOINTMENT, REMOVAL AND RETIREMENT OF THE TRUSTEE

12.1 NUMBER OF TRUSTEES: There shall at all times be in office at least two trustees or a corporate trustee.

12.2 APPOINTMENT AND REMOVAL OF TRUSTEES: The Board may at any time by notice in writing:

       (a) appoint a new (or additional) trustee, including a corporate trustee (to the exclusion of the trustee's statutory power of appointment); and

       (b) remove a trustee from office (but not so as to leave in office fewer than two trustees or a corporate trustee), without assigning any reason for its removal which (in the absence of a date specified in the notice) shall take effect immediately.

12.3 APPOINTMENT AND REMOVAL ON CESSATION OF THE COMPANY'S EXISTENCE: If the Company ceases to exist then its powers of appointment and removal shall be vested in the Trustee except that if the Company ceases to exist in connection with a Company Reconstruction or takeover, then such powers shall be vested in the successor company (or, if more than one, such successor company as the Board shall nominate).

12.4 RETIREMENT OF THE TRUSTEE: The Trustee may retire as a trustee by giving to the Board written notice which shall take effect at the end of three months (or another period agreed with the Board) from the date of that notice, provided that this will leave at least two trustees in office or a corporate trustee. Where the retiring Trustee is a sole corporate trustee, if the Board does not appoint a new trustee within three months of the date of such retirement, then the Trustee may appoint a successor trustee. The Trustee shall not be responsible for any costs caused by its retirement but shall do all things necessary to give proper effect to its retirement.

12.5 TRANSFER OF TRUST PROPERTY: Immediately on removal or retirement, the Trustee shall transfer all trust property held by it to the continuing and/or any successor trustee and deliver all documents in its possession relating to the Plan as the Board may direct. If it does not do so, the continuing trustee or any successor trustee may do so on its behalf.

12.6 PARTICIPANT AS TRUSTEE: A person shall not be disqualified from acting as a trustee or an officer or employee of a trustee because he is or was an officer or employee of Belden Inc or of a Participating Company or is or was a Participant.

12.7 SECTION 37 OF THE TRUSTEE ACT 1925: Section 37(1)(c) of the Trustee Act 1925 shall apply to the Plan as if all references in that section to a trust corporation were references to any body corporate authorised by its constitution to undertake trust business.

13     RESIDENCE OF THE TRUST

       For so long as the Plan is to be approved by the Inland Revenue under
       Schedule 8, the Trust, and every trustee, shall be resident for tax purposes in the United Kingdom.

14     AMENDMENTS TO THE PLAN

14.1 BOARD'S POWER TO AMEND: Subject to Clause 14.2, the Board may, with the Trustee's consent, amend the Plan in any manner it thinks fit (with any amendment being binding on the Trustee and all Participating Companies and Participants) but so that no purported amendment shall be effective if:

       (a)    it would cause the Plan to cease to be an Employees' Share Scheme;

       (b) it would materially adversely affect the rights of a Participant in respect of his Plan Shares unless it is made with his written consent; or

       (c)    it would offend the rule against perpetuities.

14.2 INLAND REVENUE APPROVAL: If, and so long as, the Plan is approved by the Inland Revenue under Schedule 8, no amendment to any key feature of the Plan (for the purposes of paragraph 118(2)(b) of Schedule 8) shall have effect unless such amendment has been approved by the Inland Revenue.

14.3 NOTICE TO THE TRUSTEE: Written notice of any amendment made in accordance with this Clause 14 shall be given to the Trustee.

15     TERMINATION OF THE PLAN

15.1   The Plan shall terminate:

       (a) in accordance with a Plan Termination Notice issued by the Board to the Trustee under paragraph 120 of Schedule 8; or

       (b)    if earlier, on the expiry of the Trust Period.

15.2 The Board shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustee, the Inland Revenue and each individual who has Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the notice was issued.

15.3 Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period, paragraph 121 of Schedule 8 shall have effect.

15.4 Any Shares or other assets which remain undisposed of after the requirements of paragraph 121 of Schedule 8 have been complied with shall be held by the Trustee upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportions, having regard to their respective contributions, as the Trustee shall in its absolute discretion think fit.

16     GOVERNING LAW

       This Deed shall be governed by and construed in accordance with the law of England.

17     CONSTRUCTION OF THIS DEED

       The Schedule shall be treated as part of this Deed.

IN WITNESS whereof this Deed has been executed and delivered as a deed by the parties on the date which first appears on page 1.

                                    SCHEDULE

                             RULES OF THE BELDEN UK
                          EMPLOYEE SHARE OWNERSHIP PLAN

                                    PART ONE

                         DEFINITIONS AND INTERPRETATION

The words and expressions used in the Plan which have capital letters have the meanings set out below. Words and expressions not otherwise defined have the same meanings as they have in the Taxes Act. In the Plan:

(a) the headings are for the sake of convenience and should be ignored when construing it;

(b) references to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and include any subordinate legislation made under them; and

(c) unless the context requires otherwise, words in the singular include the plural and vice versa and words imputing either gender include both genders.

"ACCUMULATION PERIOD" in respect of Partnership Shares, the period during which a Qualifying Employee's Partnership Share Money is accumulated before it is used to acquire Partnership Shares or is repaid to that employee;

"ACQUISITION DATE" in respect of Partnership Shares, the date determined under Rule 3.1 or Rule 4.3 of Part Three of the Schedule as appropriate;

 "ASSOCIATED COMPANY" the meaning given in paragraph 126 of Schedule 8;

"AWARD DATE" the date on which Partnership Shares are acquired on behalf of a Qualifying Employee;

"BELDEN INC" the Company's parent company, Belden Inc, whose principal office is at 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105, United States of America;

"BOARD" the board of directors of the Company or a duly authorised committee or representative;

"CAPITAL RECEIPT" the meaning given in paragraph 79 of Schedule 8;

"THE COMPANY" the meaning given in the Deed;

"COMPANY RECONSTRUCTION" has the meaning given to it in Rule 8 of Part Two of the Schedule;

"CONNECTED COMPANY" (a) the Company, (b) a company which Controls or is Controlled by the Company or is Controlled by a company which also Controls the Company, and (c) a company which is a Member of a Consortium owning the Company or which is owned in part by the Company as a Member of a Consortium;

"CONTINUOUS EMPLOYMENT" continuous employment (within the meaning given in the Employment Rights Act 1996) by an individual with one or more companies each of which is a Qualifying Company;

"CONTROL" unless otherwise indicated, control within the meaning given in section 840 of the Taxes Act (and references to "CONTROLS" or "CONTROLLED" shall be read accordingly);

"CONTROLLED COMPANY" any company (being a body corporate) which is a Subsidiary and is under the Control of the Company;

"DEALING DAY" any day on which the New York Stock Exchange is open for business;

"THE DEED" this trust deed as amended from time to time;

 "ELIGIBLE EMPLOYEE" an individual who:

(a) is in Employment with a Participating Company, chargeable to tax in respect of that Employment under Case I of Schedule E and has such Qualifying Period (if any) as the Board may determine; or

(b) is in Employment with a Participating Company and nominated to participate by the Board (or is a member of a category of persons in such Employment which is nominated to participate by the Board) subject to having such Qualifying Period (if any)

unless the individual is ineligible to participate in the Plan by virtue of Rule 2 or Rule 3 of Part Two of the Schedule;

"EMPLOYEE SHARE OWNERSHIP PLAN" an employee share ownership plan approved under
Schedule 8 and established by a Connected Company;

"EMPLOYEES' SHARE SCHEME" the meaning given in section 743 of the Companies Act 1985;

"EMPLOYER COMPANY" the company (if any) of which a Participant is an employee when, as appropriate, either (a) his Plan Shares cease to be subject to the Plan, or (b) the Trustee receives a sum of money which constitutes (or forms part of) a Capital Receipt in respect of his Plan Shares and to which the PAYE

Regulations apply at that time;

"EMPLOYMENT" employment with a Participating Company or (unless otherwise stated) with another Associated Company of the Company;

"EXCHANGE RATE" for any day, the average of the buying and selling prices at close UK Pounds for US Dollars spot rates for that day as published in the Financial Times newspaper (or such other publication as is selected by the Trustee for the purpose of the Plan);

"JOINTLY OWNED COMPANY":

(a) any company of which 50 per cent. of its issued share capital is owned by the Company and/or any Subsidiary and 50 per cent. of its issued share capital is owned by another person; and

(b)    any company under the Control of any such jointly owned company;

 "MARKET VALUE" in relation to a Share, on any day, the average of the high and low prices of a Share of the same class on the New York Stock Exchange at close of business for the immediately preceding Dealing Day converted into UK Pounds at the Exchange Rate for that Dealing Day; provided that if all Plan Shares comprised in an acquisition on behalf of Participants are purchased on the market on their Award Date, "Market Value" shall mean the average of the purchase prices of such Plan Shares expressed in UK Pounds;

"MATERIAL INTEREST" the meaning given in paragraphs 17 to 19 of Schedule 8;

"MEMBER OF A CONSORTIUM" the meaning given in paragraph 129(4) of Schedule 8;

"NEW SHARES" the meaning given in Rule 8 of Part Two of the Schedule;

"NICS" National Insurance contributions;

"PARTICIPANT" any person on whose behalf the Trustee holds Plan Shares;

"PARTICIPATING COMPANY":

(a)    the Company;

(b) any Controlled Company which, pursuant to Clause 7.1 of the Deed, participates in the Plan; and

(c) any company which is a Jointly Owned Company and which, pursuant to Clause 7.1 of the Deed, participates in the Plan;

 "PARTNERSHIP SHARES" Shares acquired by the Trustee on behalf of a Qualifying Employee under Part Three of the Schedule;

"PARTNERSHIP SHARE AGREEMENT" a contract complying with Rule 1 of Part Three of the Schedule;

"PARTNERSHIP SHARE MONEY" money deducted from a Qualifying Employee's Salary under a Partnership Share Agreement;

"PAYE DEDUCTION" a deduction required by regulations made under section 203 of the Taxes Act;

"PAYE REGULATIONS" the meaning given in section 203L(3) of the Taxes Act;

"PERMITTED CESSATION" ceasing to be in Employment because of:

(a)    injury or disability;

(b)    Redundancy;

(c) a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 apply;

(d) a change of Control or other circumstances in consequence of which the company by which the Participant is employed ceases to be an Associated Company of the Company;

(e)    retirement on or after reaching the age of 50; or

(f)    death;

"PLAN" the Belden UK Employee Share Ownership Plan established by the Deed and the Schedule;

"PLAN SHARES" Partnership Shares and/or, where appropriate, New Shares, which are held by the Trustee on behalf of the Participants on whose behalf they have been acquired;

"PLAN TERMINATION NOTICE" a notice issued under paragraph 120 of Schedule 8;

"QUALIFYING COMPANY", in relation to an individual:

(a) a company that is a Participating Company at the end of the Qualifying Period; or

(b) a company that when the individual was employed by it was a Participating Company; or

(c) a company that when the individual was employed by it was an Associated Company of any other Qualifying Company;

"QUALIFYING CORPORATE BOND" the meaning given in section 117 of the Taxation of Chargeable Gains Act 1992;

"QUALIFYING EMPLOYEE" an Eligible Employee who has entered into a Partnership Share Agreement;

"QUALIFYING PERIOD" the period (if any) of Continuous Employment determined by the Board with respect to any operation of the Plan, being, in the case of Partnership Shares where the Partnership Share Agreement provides for an Accumulation Period a period starting no earlier than six months before the start of the Accumulation Period and in the case of Partnership Shares where the Partnership Share Agreement does not provide for an Accumulation Period, a period starting no earlier than 18 months before the date on which the relevant Partnership Share Money is deducted;

"REDUNDANCY" the meaning given in the Employment Rights Act 1996;

"SALARY" the meaning given in paragraph 48 of Schedule 8;

"THE SCHEDULE" this schedule to the Deed;

"SCHEDULE 8" Schedule 8 to the Finance Act 2000;

"SHARE" a share in the capital of Belden Inc which satisfies the conditions specified in Part VIII of Schedule 8;

"SUBSIDIARY" any company which is a subsidiary (as defined by section 736 of the Companies Act 1985) of the Company;

"THE TAXES ACT" the Income and Corporation Taxes Act 1988;

"TRUSTEE" the trustee referred to in the Deed or such other person or persons resident in the United Kingdom who is or are the trustee or trustees from time to time of the Plan;

"TRUST PERIOD" the period of 80 years beginning with the date of the Deed;

"YEAR OF ASSESSMENT" the meaning given in section 832 of the Taxes Act.

                                    PART TWO

                        PROVISIONS AFFECTING PLAN SHARES

1      OPERATION OF THE PLAN/PARTICIPATION ON THE SAME TERMS

1.1 BOARD'S DISCRETION: The Plan shall be operated at the discretion of the Board.

1.2 PARTICIPATION ON THE SAME TERMS: Every Eligible Employee must be invited to participate in the Plan in respect of any acquisition of Shares on their behalf on the same terms, and those who participate must do so on the same terms.

2      INELIGIBILITY DUE TO PARTICIPATION IN OTHER SHARE PLANS

       PARTNERSHIP SHARES: An individual shall not be eligible to participate in an invitation for Partnership Shares in any Year of Assessment in which he has participated (or is at the same time to participate) in another Employee Share Ownership Plan. For the purpose of this Rule 2, an individual shall be treated as having participated in an Employee Share Ownership Plan if he would have received free shares under that plan but for the failure to meet a performance target.

3      INELIGIBILITY DUE TO MATERIAL INTEREST IN CLOSE COMPANY

       An individual shall not be eligible to participate in the Plan at any time when he has (or has within the preceding 12 months had) a Material Interest in the Company (being a close company) or, if the Company is a close company, in any company which Controls the Company or is a Member of a Consortium which owns the Company. Paragraphs 15(2) and 20 to 22 of
       Schedule 8 shall apply to determine whether an individual is regarded as having or having had a Material Interest for the purposes of this Rule 3.

4      ACQUISITION OF SHARES FOR THE PLAN

       ACQUISITION OF SHARES: The Trustee, upon the direction of the Board, shall acquire Shares to be acquired as Partnership Shares either by acquiring authorised but unissued Shares or treasury Shares from the Company or by purchasing Shares on the market or otherwise.

5      RIGHTS ATTACHING TO PLAN SHARES

       RIGHTS ATTACHING TO PLAN SHARES: Where the Trustee acquires Plan Shares a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Acquisition Date and a proportion of which do not, then the

       Shares to be allocated to each Qualifying Employee shall, so far as practicable, be in the same proportions of Shares with and without the rights.

6      RIGHTS ISSUES

6.1 INSTRUCTIONS TO THE TRUSTEE: Whenever any rights to be allotted any shares or securities (on payment) or rights of any description are granted in respect of Plan Shares, each Participant shall be notified by the Trustee of the rights relating to his Plan Shares. Each Participant may direct the Trustee and the Trustee may then, in accordance with such directions, do one or more of the following:

       (a) subject to the provision by the Participant of any necessary funds, take up or sell all or any of the rights or allow them to lapse; and/or

       (b) sell rights nil paid to the extent necessary to enable the Trustee to subscribe in full for the balance of any unsold rights.

       The Participant's directions may be of particular or general application and may relate to Plan Shares acquired before and after the date of the rights issue.

6.2 PERIOD FOR GIVING DIRECTIONS: The Trustee shall act upon any such directions received by it not less than five Dealing Days before the expiry of the period allowed for the exercise of any such rights. If any Participant has not by that time given directions to the Trustee with regard to those rights and, if appropriate, provided any funds necessary for the purpose, the Trustee shall allow the rights to lapse. Any Capital Receipt received in consequence of the non-exercise or sale of any rights shall be dealt with by the Trustee in accordance with Clause 10.5 of the Deed.

6.3 NEW SHARES: Any shares, securities or rights taken up by the Trustee on behalf of any Participant under Rule 6.1 shall, subject to Rule 9 and provided that the right to so take up shares, securities or other rights was conferred in respect of all the ordinary shares in Belden Inc, form part of the Participant's Plan Shares and shall be deemed to have been acquired on behalf of the Participant in the same way and at the same time as the Participant's Plan Shares in respect of which they are allotted.

6.4 TRUSTEE'S INDEMNITY: Nothing in this Rule shall require the Trustee to act in any manner which would involve it in any liability unless indemnified to its satisfaction by the Participant against such liability.

7      CAPITALISATION ISSUES

       Where any Shares are allotted by way of capitalisation to the Trustee in respect of any Participant's Plan Shares, those Shares shall form part of that Participant's Plan Shares and be deemed to have been acquired on behalf of, the Participant in the same way and at the same time as the Participant's Plan Shares in respect of which they are allotted.

8      COMPANY RECONSTRUCTION

8.1 COMPANY RECONSTRUCTION: This Rule applies if there occurs in relation to any of a Participant's Plan Shares (the "Original Shares") a transaction:

       (a) which results in a new holding (the "New Holding") being equated with the Original Shares for the purposes of capital gains tax; or

       (b) which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

       Such a transaction is referred to in the Plan as a Company
       Reconstruction.

8.2    EXCLUDED SHARES: If, as part of a Company Reconstruction, any:

       (a) redeemable shares or securities issued as mentioned in section 209(2)(a) of the Taxes Act;

       (b) share capital issued in circumstances such that section 210(l) of the Taxes Act applies; or

       (c)    share capital to which section 249 of the Taxes Act applies,

       is/are issued and a charge to income tax arises in respect of the issue, those shares shall not form part of the New Holding for the purposes of this Rule.

8.3 NEW SHARES: In this Rule "New Shares" means, subject to Rule 8.2, shares comprised in the New Holding which were issued in respect of, or otherwise represent, the Original Shares.

8.4    EFFECT ON ORIGINAL SHARES: For the purposes of the Plan:

       (a) a Company Reconstruction shall be treated as not involving a disposal of the Original Shares;

       (b) the date on which any New Shares are to be treated as having been acquired on behalf of a Participant shall be that on which his Original Shares were so acquired;

       (c)    the conditions in Part VIII (types of share that may be used) of
              Schedule 8 shall be treated as fulfilled with respect to any New Shares if they were (or were treated as) fulfilled with respect to the Original Shares; and

       (d) the provisions of Part X (income tax) and Part XI (capital gains tax) of Schedule 8 shall apply in relation to the New Shares as they would have applied to the Original Shares.

8.5 REFERENCES TO PLAN SHARES: Following a Company Reconstruction, references to a Participant's Plan Shares shall be construed, subject to the above provisions, as being or, as the case may be, as including, references to any New Shares.

9      FRACTIONAL ENTITLEMENTS

9.1 PROPORTIONATE ALLOCATION: Where the Trustee receives additional rights or securities in respect of Plan Shares under a Company Reconstruction, a takeover or compulsory acquisition, a capitalisation or rights issue or similar offer or invitation, the Trustee shall allocate those rights or securities amongst the Participants concerned on a proportionate basis. If that allocation gives rise to a fraction of a security or of a transferable unit of a security (in this Rule "unit"), the Trustee shall round the allocation down to the next whole unit and aggregate the fractions not allocated. The Trustee shall use its best endeavours to sell any rights or units which are not allocated and distribute the net proceeds of sale (after deducting from them any expenses of sale and any taxation which may be payable in respect of them) proportionately among the Participants whose allocations were rounded down, but so that any sum of less than (pound)3 otherwise distributable to a particular Participant may be retained by the Trustee and used for the purposes of the Plan.

9.2 ALLOCATION BY REFERENCE TO TIME OF ACQUISITION: In any circumstances in which the Trustee receives New Shares which form part of a Participant's Plan Shares, the Trustee shall allocate the New Shares to the Participant by reference to the relative times of acquisition of his Plan Shares to which they relate. If that allocation gives rise to a fraction of a New Share, the Trustee shall round the allocation up or down to the next whole unit as it, in its discretion, thinks fit.

10     TRANSFER OF PLAN SHARES

       Subject to Clause 10.3 of the Deed, the Trustee shall, as soon as practicable after it is required to do so under the Plan, transfer the legal title to any Plan Shares it holds on behalf of that Participant into the name of the relevant Participant (or his nominee).

11     STAMP DUTY

       Any stamp duty or other expenses involved in any transfer of Shares by the Trustee shall be payable:

       (a) in the case of a transfer into the name of a Participant, by the Trustee (and reimbursed by the relevant Participating Company); and

       (b)    in any other case, by the transferee.

12     NOTICES

12.1 DIRECTIONS TO THE TRUSTEE: Any direction given to the Trustee by or on behalf of a Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested under the Plan must be given in writing and, unless given electronically, signed by the relevant person.

12.2 NOTICES: Any notice which the Trustee gives to any Eligible Employee, Qualifying Employee or Participant shall be in writing (including by email) and sufficiently given if delivered to him personally, by email or sent first class through the post pre-paid, in either case addressed to the Eligible Employee, Qualifying Employee or Participant at the address (or email address) last known to the Trustee (including any address supplied by the relevant Participating Company). If the notice is sent by post, it shall be deemed to have been duly given on the day following the date of posting.

13     DISPUTES

       The decision of the Board on any dispute or question affecting any Eligible Employee, Qualifying Employee or Participant under the Plan shall be final and conclusive.

14     TERMS OF EMPLOYMENT

       The rights and obligations of an individual under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever - whether lawful or unlawful - insofar as those rights arise, or may arise, from his ceasing to have rights under or to be entitled to the Shares under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the individual's terms of employment shall be varied accordingly.

                                   PART THREE

                               PARTNERSHIP SHARES

1      INVITATIONS

1.1 INVITATIONS TO ELIGIBLE EMPLOYEES: If the Board decides to give Eligible Employees the opportunity to acquire Partnership Shares, each Eligible Employee will be sent a Partnership Share Agreement under which:

       (a) the Eligible Employee would authorise the relevant Participating Company to deduct part of his Salary for the purchase of Partnership Shares; and

       (b) the Company would agree to arrange for Partnership Shares to be acquired on behalf of the Eligible Employee in accordance with the Plan.

       To take the opportunity to acquire Partnership Shares, an Eligible Employee must return the Partnership Share Agreement duly completed by the date specified in it. If the Company does not receive a Partnership Share Agreement from an Eligible Employee by the specified date, that Eligible Employee shall be deemed to have declined to acquire Partnership Shares at that time.

1.2 MAXIMUM DEDUCTIONS FROM SALARY: The Partnership Share Agreement must stipulate the maximum amount of Partnership Share Money (or percentage of Salary) that may be deducted from an Eligible Employee's Salary and the intervals at which such deductions are to be made, but so that the maximum amount does not exceed the amount permitted from time to time by paragraph 36 of Schedule 8 and does not, in any event, exceed 10 per cent. of the Eligible Employee's Salary.

1.3 PERCENTAGE OF SALARY: For the purposes of Rule 1.2 above, "10 per cent. of the Eligible Employee's Salary" shall mean:

       (a) if the Partnership Share Agreement does not provide for an Accumulation Period, 10 per cent. of the Salary payment from which the deduction is made; and

       (b) if the Partnership Share Agreement provides for an Accumulation Period, 10 per cent. of the Salary payments over the Accumulation Period.

1.4 MINIMUM DEDUCTIONS FROM SALARY: The Partnership Share Agreement in respect of any invitation may also stipulate that the minimum monthly amount (irrespective of the interval for deductions) to be deducted from a Qualifying Employee's Salary in pursuance of that Agreement must not be less than a specified amount which must not be greater than (pound)10.

1.5 PRESCRIBED NOTICE: The Partnership Share Agreement must contain a notice in a prescribed form in compliance with paragraph 38 of Schedule 8 (notice of possible effect of deductions on benefit entitlement).

2      PARTNERSHIP SHARE MONEY

       Any Partnership Share Money shall be paid to the Trustee as soon as practicable following its deduction from a Qualifying Employee's Salary and shall be held by the Trustee on his behalf pending its application in accordance with Rule 3.1 or 4.3 of this Part Three, as appropriate, in an account (interest bearing or otherwise) with:

       (a)    an institution authorised under the Banking Act 1987;

       (b)    a building society; or

       (c)    a relevant European institution.

       If the Partnership Share Money held on behalf of a Qualifying Employee is held in an interest bearing account, the Trustee shall account for the interest to the Qualifying Employee.

3      NO ACCUMULATION PERIOD

3.1 ACQUISITION OF SHARES: Any Partnership Share Money deducted from a Qualifying Employee's Salary under a Partnership Share Agreement with no Accumulation Period will be applied by the Trustee in acquiring Partnership Shares on a date (the "Acquisition Date") set by the Trustee which is within 30 days after the deduction is made. The number of Shares acquired on behalf of a Qualifying Employee shall be determined by reference to the Market Value of the Shares on the Acquisition Date.

3.2 SURPLUS PARTNERSHIP SHARE MONEY: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustee may, with the agreement of the Qualifying Employee (which may be provided for in the Partnership Share Agreement), be carried forward and added to the next deduction of Salary. In any other case, it must be paid over to the Qualifying Employee (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

4      ACCUMULATION PERIOD

4.1 ACCUMULATION PERIOD: If the Board decides to offer an Accumulation Period in respect of an invitation to acquire Partnership Shares, the Partnership Share Agreement must specify:

       (a) the length of the Accumulation Period (which cannot exceed 12 months or, if different, any period specified from time to time in paragraph 41(1) of Schedule 8);

       (b) when the Accumulation Period starts (which may not be later than the date on which the first deduction of Salary is made under that Agreement); and

       (c) when the Accumulation Period ends and whether the Accumulation Period will come to an end before then on the occurrence of specified event(s).

4.2 TRANSACTION RESULTING IN A NEW HOLDING: If, during an Accumulation Period, a transaction occurs in relation to any Shares (the "original holding") to be acquired under a Partnership Share Agreement which results in a new holding of shares (the "new holding") being equated with the original holding for the purposes of capital gains tax and the Qualifying Employee so consents, the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

4.3 ACQUISITION OF SHARES: Subject to Rule 4.5, the Partnership Share Money deducted in respect of a Participant during an Accumulation Period must be applied by the Trustee in acquiring Partnership Shares on behalf of that Participant on a date (the "Acquisition Date") set by the Trustee which is within 30 days after the end of that Accumulation Period. The number of Shares acquired on behalf of a Qualifying Employee will be determined by reference to the lower of:

       (a) the Market Value of the Shares at the beginning of the Accumulation Period; and

       (b)    the Market Value of the Shares on their Acquisition Date.

4.4 SURPLUS PARTNERSHIP SHARE MONEY: Any surplus Partnership Share Money remaining after the acquisition of Partnership Shares by the Trustee may, with the agreement of the Qualifying Employee (which may be provided for in the Partnership Share Agreement), be carried forward to the next Accumulation Period. In any other case, it must be paid over to the Qualifying Employee (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

4.5 REPAYMENT OF PARTNERSHIP SHARE MONEY: In any case where Partnership Share Money has been deducted in an Accumulation Period and the Qualifying Employee ceases to be in Employment during that Accumulation Period the Partnership Share Money deducted in that Accumulation

       Period must be paid over to the Qualifying Employee (subject to deduction of income tax under PAYE and NICs as appropriate) as soon as practicable. The Partnership Share Agreement may provide that when the Accumulation Period comes to an end on the occurrence of an event specified in the Agreement the Partnership Share Money deducted in that Accumulation Period must be paid over to the Qualifying Employee (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

5      STOPPING AND RESTARTING DEDUCTIONS

5.1 STOPPING DEDUCTIONS: A Qualifying Employee may at any time after entering into a Partnership Share Agreement give notice in writing to the relevant Participating Company to stop deductions from his Salary under that Agreement.

5.2 RESTARTING DEDUCTIONS: A Qualifying Employee who has stopped deductions from his Salary in pursuance of a Partnership Share Agreement may subsequently give notice in writing to the relevant Participating Company to restart deductions from his Salary under that Agreement. However:

       (a)    any deductions that have been missed may not be made up; and

       (b) where the deductions are made during an Accumulation Period, the Partnership Share Agreement may prevent a Qualifying Employee from restarting deductions more than once in that Accumulation Period.

5.3 TERMINATION OF PARTNERSHIP SHARE AGREEMENT: A Qualifying Employee may terminate his Partnership Share Agreement at any time by giving notice in writing to the relevant Participating Company. Where a Qualifying Employee terminates his Partnership Share Agreement, no further deductions shall be made from his Salary and any Partnership Share Money held on his behalf shall be paid over to him (subject to deduction of income tax under PAYE and NICs, as appropriate) as soon as practicable.

5.4 EFFECT OF NOTICE UNDER RULES 5.1, 5.2 AND 5.3: Unless a later date is specified in any notice given under Rule 5.1 or 5.3 above, the relevant Participating Company must give effect to such a notice within 30 days of receiving it. Unless a later date is specified in a notice given under Rule 5.2 above, the relevant Participating Company must restart deductions under the Partnership Share Agreement no later than the date of the first deduction due under the Partnership Share Agreement more than 30 days after receipt of the notice.

6      WITHDRAWAL OF PARTNERSHIP SHARES

       A Participant may withdraw his Partnership Shares from the Plan at any time.

7      NUMBER OF PARTNERSHIP SHARES THAT CAN BE ACQUIRED

7.1 LIMIT SPECIFIED AT TIME OF INVITATION: The Board may specify at the time of making an invitation under Rule 1 the maximum number of Partnership Shares that can be acquired on behalf of Eligible Employees in respect of that invitation. The Partnership Share Agreement shall contain an undertaking by the Board to notify each Qualifying Employee of any restriction on the number of Shares to be acquired:

       (a) if there is no Accumulation Period, before the deduction of any Partnership Share Money under the Partnership Share Agreement; or

       (b) if there is an Accumulation Period, before the beginning of the Accumulation Period under that Partnership Share Agreement.

7.2 SCALING DOWN: If the Company receives applications for Partnership Shares in excess of the maximum number of Partnership Shares specified in respect of that invitation under Rule 7.1, then the following steps shall be taken in sequence until the excess number is eliminated:

       (a) the excess of the monthly deduction chosen by each Qualifying Employee over the amount stipulated under Rule 1.4 shall be reduced pro rata;

       (b) all monthly deductions shall be reduced to the amount stipulated under Rule 1.4; and

       (c) Partnership Share Agreements shall be selected by lot, each based on a monthly deduction of the amount stipulated under Rule 1.4.

MODIFICATION/WITHDRAWAL AND NOTIFICATION: If Rule 7.2 applies, each Partnership Share Agreement shall be deemed to have been modified or withdrawn in accordance with Rule 7.2 and each Qualifying Employee shall be notified accordingly.

THE COMMON SEAL OF                 )
BELDEN UK LIMITED                  )

was hereunto affixed in            )
the presence of:                   )

                                                     /s/ Jeff Naeger
                                                     --------------------------
                                                     Director


                                                     /s/ Kevin L. Bloomfield
                                                     --------------------------
                                                     Secretary

THE SEAL OF                       )
YORKSHIRE BUILDING SOCIETY        )
was hereunto affixed              )
in the presence of:               )                  /s/ Alistair Feakin
                                                     --------------------------



By the authority of the Board of Directors



                                                      /s/
                                                     --------------------------
                                                     Authorised signatory